Straight Teeth Solutions

We provide affordable, high quality, doctor directed, orthodontic clear aligner treatment direct to the consumer.

Invest

$99.90 minimum investment

Deadline July 29, 2022
in 4 months

Share Price
$2.70

Total Raised
$28,733

Valuation
$19,949,531

4(a)(6) offering provided by Netcapital Funding Portal Inc.

INTRODUCTION

Straight Teeth Solution's Simple aligners provides consumers with doctor supervised US manufactured clear aligner treatment, producing enhanced results at lower prices than most DIY internet alternatives. We also provide marketing for dentists by providing pre-qualified patients and financing.

DEAL HIGHLIGHTS

- US Patent Pending, Application #17/369,779
- Over 70 Affiliate Dentists in network in 17 states and growing
- Patients are seeing their insurance cover up to 100% of the cost
- Initial Seed Investment of $490,000 in Jan. 2020 and $660,000 in 2021
- Continued growth during Covid pandemic with doctors having limited access to patients

PROBLEM

On average the typical dentist, local orthodontic provider, and "brand names" may charge upwards of **$5,500** for clear aligner treatment, according to The Consumer Guide to Dentistry. However, the average consumer most likely cannot afford at that price point. Consumers are faced with a major problem, where can they get high-quality aligner treatment at an affordable price?

The dilemma becomes even more complex when you factor in several other desired criteria:

- Doctor supervised
- Fair and affordable pricing
- Proven, high quality results
- High quality treatment

dentist and patient



SOLUTION

clear aligner



Made in the USA and successfully treated over 500,000 patients

Through our US patent pending business model we provide consumers with doctor supervised clear aligner treatment, at a more affordable price than most existing DIY clear aligner companies and typical orthodontic providers.

For our affiliate dentists:

- We provide the marketing
- We send pre qualified patients

> Confirmed financing/ability to pay

We also offer dentist aligner packages for their existing patients at a competitive price and faster turn around than most competitors to help increase their bottom line.

Oh so comfy...

Our tri-layer engineered material makes for increased flexibility and comfort, with a less noticeable fit.

tri-layered material


Tooth gripping liner
Flexible elastic center
Protective outer shell

Tooth gripping liner
The inner layer creates a better grab on the teeth to move them into place without the need of added support.

Flexible elastic center
The hyper-elastic center is engineered for flexibility and strength that gives the aligner its perfect fit.

Protective outer shell
A barrier against stains, and impact not only protects the aligner, but also your pearly whites.

How It Works

3D Scan your teeth

01

3D scan your teeth

We'll connect you with a local doctor to make sure you are healthy and capture a 3D image of your teeth

Treatment Plan

02

Treatment plan

Together with you and your doctor, we'll plan out the path to straighten your teeth and ship out your aligners

Step by Step

03

Step by step

Every week, you pop in a new set of aligners and toss the old set, visiting your doctor a few times in between

HAPPY PROVIDER PARTNERS AND USERS

"I can't believe how effective, comfortable, and affordable Simple has made these."

Dr. Raul D. Molina
Miami

"Makes so much sense. I've been treating aligners for 15 years and feel like someone finally got it right."

Dr. Williams
Phoenix

"It's like they are not even there! I believe when you smile you can bring a lot of good energy into a room. Simple helped me do that and at an affordable price!"

Ricuarte
Miami

"Wow, these feel so much better. I started my treatment with another aligner company and when that was going poorly I moved to Simple. Geez what a difference."

Carolina
Austin

Less fluff means less waste, less cost and better results. Your treatment is a progression, so you'll go a few steps at a time with a local doctor getting only what you need right at that moment. No giant box of aligners, gimmicks, and a message of "goodluck".

BUSINESS MODEL

We offer various different plans for those with:

- Dental Insurance
- Ortho Insurance
- No Insurance

Doctor Membership Fees

Doctors pay a 12 month membership fee of $750 per month to join the STS local provider network. The monthly fee is used to pay for their local marketing and customer support.

12 month member fees:

- STS: $9000 - paid monthly
- STExpress: $1000

STS B2C Packages

Mild Solution: up to 16 Aligners + one retainer set

- Price: $1,895
- Doctor paid: $800

Moderate Solution: 17-26 Aligners

- Price: $2,550 + one retainer set
- Doctor paid: $1,200

Complex Solution: 27-52 Aligners + unlimited revisions & 2 sets of retainers

- Price: $3,950
- Doctor paid: $2,000

Our weighted average margin per sale is 31%

STExpress B2B Packages

Flex

- $149 per treatment plan
- $30 per aligners and

Unlimited

Up to 52 aligners + unlimited revisions and 2 sets of retainers - $1,249

- Flex weighted average margin per sale is 36%
- Unlimited weighted average margin per sale is 83%

MARKET

Target Market & Opportunity

The 2020 US market for orthodontic aligners was valued at approximately $1.82 billion and is projected to reach $6.17 billion by 2028 [1].

According to Align Technology, 60% of the worldwide population suffer from problems of malocclusion or misalignment of teeth. Over 300 million people could benefit from straightening their teeth.

target market


10 million
750 million
1.5 billion
SOM
2022
SAM
2022
TAM
2022

TEAM



Bruce Goldblatt

Founder, President & Chairman

34 years of in-field sales experience in the orthodontic/dental industry. 24 years sales experience with GAC/Dentsply, 3 years with TP Orthodontics and 4 years with ClearCorrect aligners. dExtensive knowledge of orthodontic clear aligner industry.



Charles Grady

CEO/COO/Director

Accomplished and Award-winning Professional with over thirty years of Executive Leadership, Sales, Sales Leadership, Operations, Product development, and Business Development experience in Dental-Orthodontic Devices, as well as Healthcare, Dental, and Business services, both with Fortune 500 companies plus eight different startups. Fifteen years of sales and operations leadership experience with orthodontic aligners.



Ivana Sears

CFO/Director

40 years of accounting and financial management experience. 20 years of experience in the role of Controller. Extensive experience in several different industries such as manufacturing, property management, and construction.



Bob Schrader, Esq.

Chief Strategy and Legal Officer/Secretary/Director

34 years international legal and executive experience, served as General Counsel and leadership roles in private international and US companies and startups, regularly advised startups from inception, launch and expansion.



Josh Bolinger

Chief Revenue Officer/Director

With a background in marketing, engineering and operations for over a dozen Fortune 500 companies, Josh Bolinger has spent the last 10 years consulting and working on countless startups, including clear aligner and dental companies, with exits from those startups in the hundreds of millions of dollars.



Raul Molina, DDS

Clinical Advisor/Director

Dr. Molina has been in the practice of General and Cosmetic Dentistry since 1988. He is a graduate of The Dawson Academy as well as an active member of the American Dental Association, the Academy of General Dentistry and the South Florida Dental Association. He is one of South Florida's leading cosmetic and implant dentists. The Consumers Research Council of America selected him as one of "America's Top Dentists."



Dr. John Nakhla

Clinical Advisor/Director

Dr. Nakhla has been a practicing Dentist and Owner of Nakhla Dental Group since 2016. He is a graduate of University of the Pacific, Arthur A. Dugoni School of Dentistry.

FOOTNOTES

[1] US Orthodontics Market to Touch USD 6.17 Billion by 2028 | Market Size, Share, Growth, Revenue, Forecasts, & Trends Analysis Report with COVID-19 Impact by Fortune Business Insights™

USE OF PROCEEDS

If the offering's maximum amount of $1,069,999 is raised:

Use	Value	% of Proceeds
Marketing	$600,366	56.1%
Employee Salaries	$305,271	28.5%
Loan Payments	$101,757	9.5%
App Development	$10,175	1.0%
Intermediary fees	$52,430	4.9%

TERMS

This is an offering of Class B Common Stock, under registration exemption 4(a)(6), in Straight Teeth Solutions, Inc.. This offering must raise at least $10,000 by July 29, 2022 at 9:59pm ET. If this offering doesn't reach its *target*, then your money will be refunded. Straight Teeth Solutions may issue additional securities to raise up to $1,069,999, the offering's *maximum*.

If the offering is successful at raising the maximum amount, then the company's implied valuation after the offering (sometimes called its *post-money valuation*) will be:

7,785,011 shares
× $2.70 per share

$21,019,530 implied valuation

FINANCIALS

These financial statements have been reviewed by an independent Certified Public Accountant.

CPA review letter

SEC FILINGS

The Offering Statement is a formal description of the company and this transaction. It's filed with the SEC to comply with the requirements of exemption 4(a)(6) of the Securities Act of 1933.

Latest Offering Statement

We're also required to share links to each of the SEC filings related to this offering with investors.

Form C on December 14, 2021

Form C/A on February 14, 2022

Form C/A on April 6, 2022

UNDERSTAND THE RISKS

Be sure to understand the risks of this type of investment. No regulatory body (not the SEC, not any state regulator) has passed upon the merits of or given its approval to the securities, the terms of the offering, or the accuracy or completeness of any offering materials or information posted herein. That's typical for Regulation CF offerings like this one.

Neither Netcapital nor any of its directors, officers, employees, representatives, affiliates, or agents shall have any liability whatsoever arising from any error or incompleteness of fact or opinion in, or lack of care in the preparation or publication of, the materials and communication herein or the terms or valuation of any securities offering.

The information contained herein includes forward-looking statements. These statements relate to future events or to future financial performance, and involve known and unknown risks, uncertainties, and other factors, that may cause actual results to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties, and other factors, which are, in some cases, beyond the company's control and which could, and likely will, materially affect actual results, levels of activity, performance, or achievements. Any forward-looking statement reflects the current views with respect to future events and is subject to these and other risks, uncertainties, and assumptions relating to operations, results of operations, growth strategy, and liquidity. No obligation exists to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

MORE INFO

- Website
- LinkedIn
- Twitter
- Facebook
- Youtube

UPDATES

Apr 6, 2022	Filed Form C/A
Feb 14, 2022	Filed Form C/A
Feb 11, 2022	Simple has expanded its doctor network by 250%...
Jan 24, 2022	On January 14, 2022 Simple's patent application...
Jan 19, 2022	Simple expands its doctor network by 10% in the...
Dec 14, 2021	Primary offering of 396,296 shares at $2.70
Dec 14, 2021	Filed Form C

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